Exhibit 99.1

KushCo Holdings Reports Second Fiscal Quarter 2019 Results

Net revenue increased 240% year-over-year to approximately $35 million,

setting a new company record for quarterly revenue;

Company raises full year fiscal 2019 net revenue guidance up to $140 million to $150 million

GARDEN GROVE, Calif., April 11, 2019 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), today reported financial results for its second fiscal quarter of 2019, for the period ended February 28, 2019.

Second Fiscal Quarter 2019 Financial Summary

•	Net revenue increased 240% year-over-year to $35.2 million compared to the same quarter a year ago. Net revenue rose by 39% sequentially over quarterly high of $25.3 million reported during the first fiscal quarter of 2019.

•	On a GAAP basis, gross profit was 12.9%, compared to 28.1% during the prior year period.

•	On a Non-GAAP basis, excluding the impact of certain non-recurring items, gross profit was approximately 20%.

•	On a GAAP basis, net loss was approximately $8.9 million, compared to a net loss of approximately $7.6 million during the second quarter of fiscal 2018. Loss per share was negative $0.10, compared to negative $0.12 for the same period a year ago.

•	On a Non-GAAP basis, excluding the impact of the non-recurring charges described above, as well as other non-cash items outlined below, net loss during the second quarter was $7.8 million and net loss per share was negative $0.09.

•	Cash was approximately $17.9 million as of February 28, 2019, compared to approximately $3.0 million as of November 30, 2018. The increase in cash was the result of a registered direct offering that funded in January 2019. The Company is using the related net proceeds for working capital, product development, acquisitions, capital expenditures, general corporate purposes, and other strategic business opportunities.

Second Fiscal Quarter Operational Summary

•	Appointed Rodrigo de Oliveira as Interim Chief Operating Officer, Jason Vegostsky as Chief Revenue Officer and Carmen Lam as Senior Vice President of Kush Supply Co.

•	Entered into a number of long-term supply arrangements-in-principle with regard to three large, well-known new customers; these are expected to provide the Company with an aggregate value of up to $75.0 million of new revenue over the next three years, while providing more supply chain certainty for all parties involved.

•	Added well-known investor Danny Moses and CNBC’s Tim Seymour to the Company’s Advisory Board.

Nick Kovacevich, Chairman and Chief Executive Officer, commented, “Revenue for the second fiscal quarter of 2019 saw record growth of 240% year-over-year, reaching $35.2 million, compared with $10.4 million in the second fiscal quarter of 2018 and $25.3 million in the first fiscal quarter of 2019. This strong performance was attributable to our growing customer base and increased sales across our key markets as we successfully leveraged our diverse business units to cross sell product classes and gain market share. We now have customers in every U.S. state where cannabis is legal and in 25 countries.”

“We continued to execute a number of strategic initiatives that have improved our cash flow during the quarter, including the elimination of free shipping, renegotiated terms from vendors and new inventory management systems that are improving operational efficiencies as we scale the business. We have introduced a number of measures to additionally enhance our gross margins. Improving gross margins will continue to be a priority as we execute on our growth plan,” continued Mr. Kovacevich.

“We continue to invest in the growth of the business by adding new product and service offerings and driving customer development and retention. As the industry further matures and large multi-state operators scale and prepare for additional market legalization, we expect to see demand for our core offerings, including vaping products, packaging, supplies and labeling solutions increase across our most important markets. Our focus remains the build out of a scalable, sustainable business, as we cement our presence as the primary supply chain partner to the cannabis, CBD and related industries. As a result of a strong first half of the year, including the signing of a number of long-term supply arrangements-in-principle with several new large, well-known customers, we are raising our revenue guidance from between $110 million and $120 million for fiscal year 2019 to between $140 million and $150 million,” concluded Mr. Kovacevich.

Conference Call Information

The company will also host a conference call on Thursday, April 11, 2019 at 4:30 PM Eastern Time.

Participant Dial-In Numbers:

Toll-Free: 1-877-407-9039

Toll / International: 1-201-689-8470

*Participants should request the KushCo Holdings Earnings Call or provide confirmation code 13688958

The call will be webcast, with an accompanying slide deck, on the KushCo Events page of the Company website at www.kushco.com. Please visit the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the call will be available on the KushCo Events page approximately two hours after the conference call has ended.

Nick Kovacevich, Chief Executive Officer of KushCo, and Christopher Tedford, Chief Financial Officer, will be conducting a question and answer session following their prepared remarks.

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the cannabis and hemp industries. KushCo Holdings’ subsidiaries and brands provide, product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc.  While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated April 11, 2019, contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.

KUSHCO HOLDINGS, INC.

Condensed Consolidated Statements of Operations

($000’s except per share amounts)

	Three months ended February 28,		Six months ended February 28,
	2019	2018	2019	2018
Net revenue	$35,176	$10,361	$60,496	$19,208
Cost of goods sold	30,654	7,451	52,745	13,613
Gross profit	4,522	2,910	7,751	5,595
Operating expenses:
Selling, general and administrative	18,765	3,791	31,314	6,324
Gain on disposal of assets	-	-	(1,254)	-
Change in fair value of contingent consideration	(5,602)	6,685	(5,209)	11,141
Total operating expenses	13,163	10,476	24,851	17,465
Loss from operations	(8,641)	(7,566)	(17,100)	(11,870)
Other income (expense):
Change in fair value of warrant liability	1,271	-	1,055	-
Change in fair value of equity investment	(1,129)	-	(592)	-
Interest expense	(417)	(29)	(858)	(31)
Total Other Income (Expense)	(275)	(29)	(395)	(31)
Loss before income taxes	(8,916)	(7,595)	(17,495)	(11,901)
Income taxes	-	11	-	66
Net loss	$(8,916)	$(7,606)	$(17,495)	$(11,967)

Basic and diluted loss per share	$(0.10)	$(0.12)	$(0.20)	$(0.20)

Weighted-average common shares - basic and diluted	86,772	62,156	87,062	60,614

KUSHCO HOLDINGS, INC.

Condensed Consolidated Balance Sheets

($000’s)

	February 28, 2019	August 31, 2018
ASSETS
CURRENT ASSETS
Cash	$17,942	$13,467
Accounts receivable, net of allowance	11,315	8,601
Prepaid expenses and other current assets	14,216	13,623
Inventory	35,799	11,814
Total current assets	79,272	47,505

Goodwill	52,267	52,267
Intangible assets, net	3,577	4,487
Property, plant & equipment, net	6,887	4,135
Other assets	2,292	250
TOTAL ASSETS	$144,295	$108,644

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$11,376	$2,822
Accrued expenses and other current liabilities	7,725	3,988
Warrant liability	13,375	14,430
Contingent consideration payable	-	5,488
Total current liabilities	32,476	26,728

Other liabilities	425	278
TOTAL LIABILITIES	32,901	27,006

Total stockholders’ equity	111,394	81,638
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$144,295	$108,644

  KUSHCO HOLDINGS, INC.

Non-GAAP Tables

($000’s except per share amounts)

	For the three months ended	For the three months ended	For the six months ended
	November 30, 2018	February 28, 2019	February 28, 2019

Net Revenue	$25,320	$35,176	$60,496

GAAP Gross Profit	$3,229	$4,522	$7,751
GAAP Gross Profit %	12.8%	12.9%	12.8%

Adjusted for non-recurring air freight costs	1,247	255	1,502
Adjusted for non-recurring product quality costs	467	877	1,344
Adjusted for Section 301 Tariffs	-	1,397	1,397
Non-GAAP Gross Profit	$4,943	$7,051	$11,994
Non-GAAP Gross Profit %	19.5%	20.0%	19.8%

GAAP Net loss	$(8,579)	$(8,916)	$(17,495)
Adjusted for non-recurring air freight costs	1,247	255	1,502
Adjusted for non-recurring product quality costs	467	877	1,344
Adjusted for Section 301 Tariffs	-	1,397	1,397
Change in fair value of warrant liability	216	(1,271)	(1,055)
Change in fair value of equity investment	(536)	1,128	592
Change in fair value of contingent consideration	394	(5,602)	(5,208)
Gain on disposition of assets	(1,254)	-	(1,254)
Stock-based compensation	1,809	4,363	6,172
Non-GAAP Net Loss	$(6,236)	$(7,769)	$(14,005)

Non-GAAP Net Loss per share	$(0.08)	$(0.09)	$(0.16)

Basic and diluted weighted average shares outstanding	$78,471	$86,772	$87,062

Non-GAAP Net Loss	$(6,236)	$(7,769)	$(14,005)
Depreciation and amortization	529	548	1,077
Interest expense	487	491	978
Adjusted EBITDA	$(5,220)	$(6,730)	$(11,950)

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